Exhibit 99

[ALLSTATE LOGO]

NEWS

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino
(847) 402-5600

Allstate Announces Leadership Succession Plan

Board of Directors Elects Thomas J. Wilson to Succeed Edward M. Liddy as Chief
Executive Officer Effective January 1, 2007

Northbrook, Ill., Sept. 18, 2006 — The Allstate Corporation board of directors today announced a leadership succession transition, which will occur over the next eighteen months.

Edward M. Liddy, currently chairman and chief executive officer, plans to step down as CEO at the end of 2006.  He will be succeeded at that time as CEO by Thomas J. Wilson, currently president and chief operating officer, who has been elected to the Allstate board of directors.  Wilson will retain the role and title of president.  The chief operating officer role will not be filled.  Liddy will remain chairman until his retirement from the company in the spring of 2008.

“The board conducted a diligent and thorough succession process over the last several years,” said W. James Farrell, chairman of the nominating and governance committee.  “We are pleased that Tom Wilson will be the next CEO of Allstate and confident that he will be a superb successor to Ed Liddy.  Over the past eight years, Ed has been a tremendous leader, bringing immense vision and energy to Allstate, and preparing it to thrive in a highly competitive market.  The close working relationship that he has fostered with Tom over more than a decade makes us confident we will have a smooth transition and great success in the years ahead.”

Wilson, 48, joined Allstate in 1995 as vice president of finance and was elected chief financial officer later that year.  He was appointed president of Allstate Financial in 1999 and president of Allstate Protection, the company’s largest business unit, in 2002.  He assumed his current role of president and COO in May 2005.  Known as one of the most knowledgeable and well-respected professionals in the industry, Wilson was a driving force behind Allstate Your Choice Auto®, one of the most successful product innovations in recent years, and a leader in advocating reforms to help prepare and protect Americans from mega-catastrophes.

“Tom is an industry professional with a deep knowledge of Allstate’s culture and operations,” said Liddy.  “He shares my passion for the future of this industry, and has

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been a vital partner in developing our strategy and achieving many of our recent successes.  Having worked side-by-side with Tom for many years, I know that he is the right person at the right time to lead Allstate into what promises to be an exciting and prosperous future.”

“The opportunity to lead the nearly 70,000 talented men and women of Allstate is a tremendous honor for me,” said Wilson.  “Over the last 11 years, I have benefited greatly from a very close working relationship with Ed Liddy, who has secured Allstate an enviable position in the marketplace.  It is with great pride that I will dedicate myself to furthering Allstate’s commitment to serving our customers, growing profitability and improving communities.”

Liddy, who will be 62 at the time of his retirement in 2008, has served as chairman and chief executive officer since January 1999.  He previously served as president and chief operating officer from 1994 to1998.  “It has been my privilege to lead this extraordinary company and its dedicated employees and agencies,” said Liddy.  “Today Allstate is in a very strong position, making this an ideal time for a leadership transition.  Thanks to our extraordinary team, we have excellent growth platforms, strong cash flow, powerful market positions, a talented and deep management bench, the right strategy and a proven ability to execute.  The Allstate future is indeed a bright one.”

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

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